MML N-SAR Exhibits

For Period Ending 12/31/07
File No. 811-2224

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Growth Equity Fund (Series 7)

On July 17, 2007, Registrant purchased 600 shares issued by Dice Holdings Inc. at a price of $13.00 per share, amounting to a $7,800 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Morgan Stanley & Co. Inc. was the broker from whom the Fund purchased shares.

On August 8, 2007, Registrant purchased 900 shares issued by Wuxi Pharmatech Inc. at a price of $14.00 per share, amounting to a $12,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased the shares.

On September 19, 2007, Registrant purchased 1,200 shares issued by Athenahealth Inc. at a price of $18.00 per share, amounting to a $21,600 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Co. was the broker from whom the Fund purchased the shares.

On September 24, 2007, Registrant purchased 3,200 shares issued by ConCur Technologies Inc. at a price of $28.50 per share, amounting to a $91,200 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Credit Suisse Securities was the broker from whom the Fund purchased the shares.

On October 3, 2007, Registrant purchased 2,400 shares issued by Aircastle Ltd. at a price of $31.75 per share, amounting to a $76,200 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  JP Morgan Chase was the broker from whom the Fund purchased the shares.

On October 24, 2007, Registrant purchased 700 shares issued by Longtop Financial Technologies Ltd. at a price of $17.50 per share, amounting to a $12,250 aggregate purchase price.  Jefferies & Co., an affiliate of Massachusetts Mutual Life Insurance Company, participated in the underwriting syndicate.  Goldman Sachs & Co. was the broker from whom the Fund purchased the shares.